EXHIBIT 12

                   GENERAL MOTORS ACCEPTANCE CORPORATION

                    RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions of dollars)

                                               Six Months Ended
                                                    June 30
                                                    --------------------
                                                       1995       1994
                                                       ----       ----

Consolidated net income* . . . . . . . . .   $  514.1   $  441.0
Provision for income taxes . . . . . . . .      371.3      263.5
                                             --------   --------
Consolidated income before income taxes. .      885.4      704.5
                                                --------   --------
Fixed charges
     Interest, debt discount and expense .    2,495.1    2,055.3
     Portion of rentals representative of the
      interest factor. . . . . . . . . . .       25.5       21.8
                                             --------   --------
Total fixed charges. . . . . . . . . . . .    2,520.6    2,077.1
                                             --------   --------
Earnings available for fixed charges . . .   $3,406.0   $2,781.6
                                             ========   ========
Ratio of earnings to fixed charges . . . .       1.35       1.34
                                             ========   ========


                                        Years Ended December 31
                           --------------------------------------------------
                             1994        1993      1992      1991      1990
                             ----        ----      ----      ----      ----

Consolidated net income*   $  927.1    $  981.1  $1,218.7  $1,038.2  $1,190.1


Provision for income taxes    512.7       591.7     882.3     610.0     658.3
                           --------    --------  --------  --------  --------
Consolidated income before
  income taxes  . . . . .   1,439.8     1,572.8   2,101.0   1,648.2   1,848.4
                           --------    --------  --------  --------  --------
Fixed Charges
  Interest, debt discount
    and expense . . . . .   4,230.9     4,721.2   5,828.6   6,844.7   7,965.8
  Portion of rentals
    representative of the
    interest factor . . .      51.2        43.6      31.7      30.3      29.5
                           --------    --------  --------  --------  --------
Total fixed charges . . .   4,282.1     4,764.8   5,860.3   6,875.0   7,995.3
                           --------    --------  --------  --------  --------
Earnings available for
  fixed charges . . . . .  $5,721.9    $6,337.6  $7,961.3  $8,523.2  $9,843.7
                           ========    ========  ========  ========  ========
Ratio of earnings to
  fixed charges . . . . .      1.33        1.33      1.35      1.23      1.23
                           ========    ========  ========  ========  ========

* Before cumulative effect of accounting change of ($7.4) million in 1994, ($282.6) million in 1992 and $331.5 million in 1991.